Exhibit 97.1

Clawback Policy

Introduction

The Board of Directors (the “Board”) of Lifezone Metals Limited, an Isle of Man company (the “Company”), believes that it is in the best interests of the Company and its stockholders to create and maintain a corporate culture that emphasizes integrity and accountability and that reinforces the Company’s compensation philosophy. The Board has therefore adopted this policy (this “Policy”) which provides for the recoupment of certain executive compensation in the event that the Company is required to prepare an accounting restatement that corrects an error in previously issued financial statements that is material to the previously issued financial statements or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. This Policy is designed to comply with Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules thereunder, including, without limitation, Rule 10D-1 and with Section 303A.14 of the NYSE Listed Company Manual (the “Listing Standards”).

Administration

This Policy shall be administered by the Board (or, if so designated by the Board, the Compensation Committee (“Committee”)), in which case references herein to the Board shall be deemed references to the Commitee. Any determinations made by the Board shall be final and binding on all affected individuals.

Covered Individuals

This Policy applies to the Company’s and its subsidiaries’ current and former executive officers. The term “Executive Officers” (as defined in Rule 10D-1(d) and in the Listing Standards) means the Company’s president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president of the Company in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the Company. Executive officers of the Company’s subsidiaries are deemed executive officers of the Company only if they perform such policy making functions for the Company. The Company’s current and former executive officers as defined above are the “Covered Executives” for purposes of this Policy.

The Board shall determine which individuals are Covered Executives and shall advise those individuals in writing of their status as such at the time of their designation. The Commitee shall maintain and keep current a list of all persons who are Covered Executives.

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Recoupment; Accounting Restatement

In the event the Company is required to prepare an accounting restatement of its financial statements due to the Company’s noncompliance with any financial reporting requirement under applicable securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period, the Board will require reimbursement or forfeiture of any excess Incentive-Based Compensation (defined below) received by any Covered Executive during the three (3) completed fiscal years immediately preceding the date on which the Company is required to prepare an accounting restatement.

Recoupment of Incentive-Based Compensation pursuant to this Policy is made on a “no fault” basis, without regard to whether any misconduct occurred or any Covered Executive’s responsibility for the noncompliance that resulted in the accounting restatement.

Definition of Incentive-Based Compensation

For purposes of this Policy, the term “Incentive-Based Compensation” includes any of the following; provided that such compensation is granted, earned, or vested based wholly or in part on the attainment of a “financial reporting measure” (as defined):

●	Annual cash bonuses and other short- and long-term cash incentives;

●	Stock options;

●	Stock appreciation rights;

●	Restricted stock;

●	Restricted stock units;

●	Performance shares;

●	Performance units; and

●	Other awards of equity or equity-like compensation provided by the Company and its subsidiaries.

Definition of Financial Reporting Measure

For purposes of this Policy, “financial reporting measures” include but are not limited to:

●	Company stock price;

●	Total shareholder return;

●	Revenues;

●	Net income;

●	Earnings before interest, taxes, depreciation, and amortization (EBITDA) and Adjusted EBITDA;

●	Funds from operations;

●	Corporate Operating Income measures;

●	Division Operating Income measures;

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●	Departmental Budget Objective measures;

●	Liquidity measures such as working capital or operating cash flow;

●	Return measures such as return on invested capital or return on assets;

●	Profit margins and growth rates; and

●	Earnings measures such as earnings per share.

Excess Incentive-Based Compensation: Amount Subject to Recovery

The amount to be recovered will be the excess of the Incentive-Based Compensation paid to the Covered Executive based on the erroneous financial reporting measure over the Incentive-Based Compensation that would have been paid to the Covered Executive had it been based on the restated results (with the correct financial reporting measure amount), as determined by the Board.

If the Board cannot determine the amount of excess Incentive-Based Compensation received by the Covered Executive directly from the information in the accounting restatement, then it will make its determination based on a reasonable estimate of the effect of the accounting restatement.

Method of Recoupment

The Board will determine, in its sole discretion, the method for recouping Incentive-Based Compensation hereunder which may include, without limitation:

●	requiring reimbursement of cash Incentive-Based Compensation previously paid;

●	seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards;

●	offsetting the recouped amount from any compensation otherwise owed by the Company to the Covered Executive; and/or

●	cancelling outstanding vested or unvested equity awards.

In addition, the Board may, in its sole discretion, determine whether and to what extent additional action is appropriate to address the circumstances surrounding the noncompliance so as to minimize the likelihood of any recurrence.

No Indemnification; No Payment of Insurance Premiums

The Company shall not indemnify any Covered Executives against the loss of any incorrectly awarded Incentive-Based Compensation. Further, the Company shall not pay or reimburse any Covered Executives for any insurance policy entered into by a Covered Executive that provides for full or partial coverage of any recoupment obligation under this Policy.

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Interpretation

The Board is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act, Rule 10D-1 thereunder, and any other applicable rules or standards adopted by the Securities and Exchange Commission (the “SEC”), the Listing Standards or any national securities exchange on which the Company’s securities are listed.

Effective Date

This Policy shall become effective as of the date it is adopted by the Board (the “Effective Date”) and shall apply to Incentive-Based Compensation that is approved, awarded or granted to Covered Executives on or after October 2, 2023. The Policy also applies to Incentive-Based Compensation that is received on or after October 2, 2023 even if such Incentive-Based Compensation was approved, awarded or granted to a Covered Executive prior to the Effective Date.

Amendment; Termination

The Board may amend this Policy from time to time in its discretion in any manner consistent with applicable law and regulation and shall amend this Policy as it deems necessary to comply with the Listing Standards or any other national securities exchange on which the Company’s securities are listed. The Board may terminate this Policy at any time when it does not have a class of securities listed on a national securities exchange.

Other Recoupment Rights

The Board intends that this Policy will be applied to the fullest extent of the law. The Board may require that any employment agreement, equity award agreement, or similar agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require a Covered Executive to agree to abide by the terms of this Policy. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company.

Impracticability

The Board shall recover any excess Incentive-Based Compensation in accordance with this Policy unless such recovery would be impracticable, as determined by the Board in accordance with Rule 10D-1 of the Exchange Act and the Listing Standards or the listing standards of any other national securities exchange on which the Company’s securities may be listed.

Successors

In consideration of their being a participant is any Company plan or arrangement that provides for Incentive-Based Compensation, this Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators or other legal representatives.

Disclosure of Policy

In accordance with Rule 10D-1, the Policy shall be filed with the SEC as an exhibit to the Company’s Form 20-F.

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